Registration Statement No. 333-130051
Filed pursuant to Rule 433

JPMORGAN structured investments Know exactly when your
investments will mature.

JPMORGAN structured investments
Know in advance how much of your investment is protected.

JPMORGAN structured investments Know from the start what will determine returns.

JPMORGAN structured investments Choose in advance preferred thematic indices.

JPMORGAN structured investments
Previously available only to institutions, structured investments now offer individual investors unique risk reduction tools and diversification benefits, as well as a high level of transparency.

SEC Legend:
JPMorgan Chase & Co. has filed a registration statement (including a prospectus)
with the SEC for any offerings to which these materials relate. Before you invest in any offering of securities by JPMorgan Chase & Co., you should read the prospectus in the registration statement, each prospectus supplement, as well as the particular product supplement, term sheet and any other documents that JPMorgan Chase & Co. has filed with the SEC relating to such offering for more complete information about JPMorgan Chase & Co. and the offering of any securities. You may get these documents without cost by visiting EDGAR on the
SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the particular offering will arrange to send you the prospectus and each prospectus supplements as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9242.

IRS Circular 230 Disclosure:

JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any appendix) is not intended or written to by used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan
Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

JPMorgan structured investments
What they are.
Retail structured products evolved from various institutional investment instruments that first became available in the 1970s and 80s.

These relatively simple instruments developed into today's far more sophisticated structured investments across asset classes, which often overlap traditional (stocks, bonds) and non-traditional (private equity, hedge funds)
investments.

Structured investments utilize various trading techniques, such as swaps and options, to provide a range of unique risk reduction and diversification strategies to retail investors - strategies that were available, until recently, only at the institutional investment level.

JPMorgan structured investments
What they offer.
In general, structured investments offer investors a high level of transparency and have the following features in common:

Fixed term
Investors know exactly when their investments will mature. Terms typically range from 1 to 7 years.

Varying levels of capital protection

Defined formula-based returns

Defined underlyings

JPMorgan structured investments
What they offer.
In general, structured investments offer investors a high level of transparency and have the following features in common:

Fixed term

Varying levels of capital protection
Investors know in advance how much of their initial investment is protected.
Unlike most other investment products, most structured investments provide a defined level of protection. Some guarantee a return of 100%, of the original investment, some more than 100%, and some a minimum return of less than 100%
coupled with greater profit potential. Protection is subject to the risk that the issuer defaults and that the investment is held to maturity.

Defined formula-based returns

Defined underlyings

JPMorgan structured investments
What they offer.
In general, structured investments offer investors a high level of transparency and have the following features in common:

Fixed term

Varying levels of capital protection

Defined formula-based returns
Investors know from the start what will determine returns over and above their initial investment. For example, structured investments may offer principal protection plus a defined percentage of the growth of a major equity market index.

Defined underlyings

JPMorgan structured investments
What they offer.
In general, structured investments offer investors a high level of transparency and have the following features in common:

Fixed term

Varying levels of capital protection

Defined formula-based returns

Defined underlyings
Investors can choose the types of underlying investment on which they choose to gain exposure. These may include exposure to single stocks, indices, or commodities, as well as thematic indices, such as baskets of alternative energy and environmental technology equities.

JPMorgan structured investments
3 basic product categories for 3 specific types of investors.

JPMorgan's Structured Investments can be divided into several basic categories, each of which offers unique benefits designed to help specific types of retail investors realize their particular financial goals. These product categories include:

Principal Protected Investments
For investors who want to provided for long term financial obligations, such as retirement or college tuition savings.

Buffered Return Enhanced Notes
For investors with a medium term investment horizon who seek higher potential returns with some downside protection.

Return Enhanced Notes
For investors with shorter term financial goals who want the highest potential returns in range-bound markets.

Certain Risk Considerations - General

NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS - As a holder of any notes that may be issued by us, you may not receive any interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the underlying index or basket may have.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES
DESCRIBED ABOVE PRIOR TO MATURITY - While the payment at maturity described in the term sheet, pricing supplement or prospectus, as the case may be (each an
"Offering Document" and collectively, the "Offering Documents") would be based on the full principal amount of any notes sold by JPMorgan Chase & Co., the original issue price of any notes we issue includes an agent's commission and the cost of hedging our obligations under such notes through on or more of our affiliates. As a result, the price, if any, at which an affiliate of JPMorgan will be willing to purchase such notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.
The notes described will not be designed to be short-term trading instruments.
YOU SHOULD BE WILLING TO HOLD ANY NOTES THAT WE ULTIMATELY ISSUE TO MATURITY.

POTENTIAL CONFLICTS - We and our affiliates play a variety of roles in connection with any potential issuance of the notes described in the Offering
Documents, including acting as calculation agent and hedging our obligations under such notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours would be potentially adverse to your interests as an investor in such notes.

LACK OF LIQUIDITY - The notes described above will not be listed on any securities exchange. There may be no secondary market for such notes, and an affiliated of secondary market. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell any notes issued by
JPMorgan Chase & Co. easily. Because other dealers are not likely to make a secondary market for such notes, prices for the notes described above in any secondary market are likely to depend on the price, if any, at which an affiliate of JPMorgan is willing to buy such notes.

JPMORGAN CREDIT RISK - Because any notes that may be issued by us would be our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES DESCRIBED
ABOVE - In addition to the level of the underlying index or basket on any day, the value of any notes that may be issued by us described above will be affected by a number of economic and market factors that may either offset or magnify each other, including:

the expected volatility of the underlying index or basket;

the time to maturity of the notes described in the Offering Documents;

if the underlying index or indices are linked to equity securities, the dividend rate on the common stocks underlying the index or indices;

if the underlying index or indices or basket are linked to commodities, the market price of the physical commodities upon which the futures contracts that compose the underlying index or indices or basket of commodities are based or the exchange-traded futures contracts on such commodities;

interest and yield rates in the market generally;

a variety of economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events; and our credit worthiness.

JPMorgan structured investments
When undue risk is not an option.
JPMorgan's principal protected investments are designed to help investors realize their medium to long term investment goals.

Generally speaking, these goals include milestones in life: a home purchase, funds for college tuition, and savings for retirement.

In return for giving up a portion of potential equity appreciation - for example, dividends - individuals holding principal protected investments are guaranteed full principal protection.

Protection: Return of the full initial principal investment at maturity.

Benefit: Full principal protection and a potential return linked to major equity indices and/or a basket of indices across asset
clauses.

Time: Maturities typically range from 5 to 7 years.

JPMorgan structured investments
When undue risk is not an option.
JPMorgan's principal protected investments are designed to help investors realize their medium to long term investment goals.

Generally speaking, these goals include milestones in life: a home purchase, funds for college tuition, and savings for retirement.

In return for giving up a portion of potential equity appreciation - for example, dividends - individuals holding principal protected investments are guaranteed full principal protection.

Protection: Return of the full initial principal investment at maturity.

Benefit: Full principal protection and a potential return linked to major equity indices and/or a basket of indices across asset classes.

Time: Maturities typically range from 5 to 7 years.

Certain Risk Considerations - Principal Protected Notes (PPNs)

MARKET RISK - The return on equity linked PPNS at maturity are generally linked to the performance of an underlying asset such as an index, and will depend on whether, and the extent to which, the applicable index appreciates during the terms of the notes. YOU WILL RECEIVE NO MORE THAN THE FULL PRINCIPAL AMOUNT OF
YOUR NOTES AT MATURITY IF THE APPLICABLE INDEX IS FLAT OR NEGATIVE DURING THE
TERM OF ANY APPLICABLE JPMORGAN EQUITY LINKED PPNS. THE RETURN ON THE NOTES MAY
BE LIMITED TO A MAXIMUM RETURN.

JPMORGAN EQUITY LINKED PPNS MIGHT NOT PAY MORE THAN THE PRINCIPAL AMOUNT - You
may receive a lower payment at maturity than you would have received if you had invested in the Index, the stocks composing the Index or contracts related to the Index. If the level of the Index declines at the end of the term of the notes, as compared to the beginning of the term of the notes, your gain on the notes may be zero.

JPMorgan structured investments
Look into the future.  And like what you see.
JPMorgan's buffered return enhanced investments are designed to help investors realize both medium and shorter term investment goals.

These products may appeal especially to investors with moderate risk tolerance who are seeking to optimize portfolio performance.

Protection: Some risk to principal in exchange for enhanced growth potential.

Benefit: Potentially higher returns relative to full, principal protected investments.

Time: Maturities typically range from 1 to 3 years.

JPMorgan structured investments
Look into the future.  And like what you see.
JPMorgan's buffered return enhanced investments are designed to help investors realize both medium and shorter term investment goals.

These products may appeal especially to investors with moderate risk tolerance who are seeking to optimize portfolio performance.

Protection: Some risk to principal in exchange for enhanced growth potential.

Benefit: Potentially higher returns relative to full, principal protected investments.

Time: Maturities typically range from 1 to 3 years.

JPMorgan structured investments
Look into the future.  And like what you see.
JPMorgan's buffered return enhanced investments are designed to help investors realize both medium and shorter term investment goals.

These products may appeal especially to investors with moderate risk tolerance who are seeking to optimize portfolio performance.

Protection: Some risk to principal in exchange for enhanced growth potential.

Benefit: Potentially higher returns relative to full, principal protected investments.

Time: Maturities typically range from 1 to 3 years.

JPMorgan structured investments
Look into the future.  And like what you see.
JPMorgan's buffered return enhanced investments are designed to help investors realize both medium and shorter term investment goals.

These products may appeal especially to investors with moderate risk tolerance who are seeking to optimize portfolio performance.

Protection: Some risk to principal in exchange for enhanced growth potential.

Benefit: Potentially higher returns relative to full, principal protected investments.

Time: Maturities typically range from 1 to 3 years.

Certain Risk Considerations - Buffered Return Enhanced Notes (BRENs)

YOUR INVESTMENT MAY RESULT IN A LOSS - BRENs do not guarantee any return of principal in excess of the buffer amount and, in some structures, may not return any principal at all. The return on the BRENs at maturity is linked to the performance of the applicable underlying index and will depend on whether and the extent to which the underlying index return is positive or negative during the terms of the BRENs. If the notes have a 1:1 downside leverage factor beyond the buffer, your investment will be exposed to any decline in the level of the index, as compared to its starting level, beyond the buffer amount.

YOUR MAXIMUM GAIN ON THE BRENs MAY BE LIMITED AT A MAXIMUM TOTAL RETURN - For
each BREN with a maximum return, if the applicable index return is positive, you will receive at maturity your principal plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the index appreciation, which may be significant.

JPMorgan structured investments
Put your short term financial goals on a faster track.
JPMorgan's return enhanced investments are designed to help investors whose goal is to outperform the market over the short term.

These products are specifically designed to add alpha to the portfolios of investors who anticipate low market returns in the near term.

Protection: In exchange for no principal protection, the potential to double or triple market returns up to a defined cap.

Benefit: Potential for significant outperformance in moderately bullish markets.

Time: Maturities typically range from 1 to 3 years.

JPMorgan structured investments
Put your short term financial goals on a faster track.
JPMorgan's return enhanced investments are designed to help investors whose goal is to outperform the market over the short term.

These products are specifically designed to add alpha to the portfolios of investors who anticipate low market returns in the near term.

Protection: In exchange for no principal protection, the potential to double or triple market returns up to a defined cap.

Benefit: Potential for significant outperformance in moderately bullish markets.

Time: Maturities typically range from 1 to 3 years.

JPMorgan structured investments
Put your short term financial goals on a faster track.
JPMorgan's return enhanced investments are designed to help investors whose goal is to outperform the market over the short term.

These products are specifically designed to add alpha to the portfolios of investors who anticipate low market returns in the near term.

Protection: In exchange for no principal protection, the potential to double or triple market returns up to a defined cap.

Benefit: Potential for significant outperformance in moderately bullish markets.

Time: Maturities typically range from 1 to 3 years.

JPMorgan structured investments
Put your short term financial goals on a faster track.
JPMorgan's return enhanced investments are designed to help investors whose goal is to outperform the market over the short term.

These products are specifically designed to add alpha to the portfolios of investors who anticipate low market returns in the near term.

Protection: In exchange for no principal protection, the potential to double or triple market returns up to a defined cap.

Benefit: Potential for significant outperformance in moderately bullish markets.

Time: Maturities typically range from 1 to 3 years.

Certain Risk Considerations - Return Enhanced Notes (RENs)

YOUR INVESTMENT MAY RESULT IN A LOSS - RENs do not guarantee any return of principal. The return on the RENs at maturity is linked to the performance of the applicable underlying index and will depend on whether and the extend to which the underlying index return is positive or negative during the term of the
RENs.

YOUR MAXIMUM GAIN ON THE RENs IS LIMITED TO THE MAXIMUM TOTAL RETURN - For each
REN, the applicable index return is positive, you will receive at maturity your principal plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the index appreciation, which may be significant.